UNITED STATES
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549


				SCHEDULE 13G

		   Under the Securities Exchange Act of 1934

			     (Amendment No. 4)*


			 Vitesse Semiconductor Corp.
			      (Name of Issuer)


		   Common Stock, par value $0.01 per share
			(Title of Class of Securities)


				  928497304
				(CUSIP Number)


			      December 31, 2012
	    (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











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CUSIP No.  928497304                  Schedule 13 G                Page 2 of 11


1 NAMES OF REPORTING PERSONS
	Columbia Pacific Opportunity Fund, L.P.  (1)

	IRS Identification No. of Above Person (entities only)
	20-8451143

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Washington

			5.  Sole Voting Power
				3,014,448  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				3,014,448  (2)

			8. Shared Dispositive Power
				0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,014,448

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	8.27%  (3)


12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	PN


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 3,014,448 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 36,466,296 shares of Common Stock outstanding: 25,815,016 shares as of November 30, 2012, as reported on the Company's Form 10-K for the period ended September 30, 2012 as filed on December 4, 2012; plus 10,651,280 shares, as reported on the Company's Form 8-K as filed on December 21, 2012.
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CUSIP No.  928497304                  Schedule 13 G                Page 3 of 11


1 NAMES OF REPORTING PERSONS
	Columbia Pacific Advisors, LLC  (1)

	IRS Identification No. of Above Person (entities only)
	20-8051301

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Washington

			5.  Sole Voting Power
				3,014,448  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				3,014,448  (2)

			8. Shared Dispositive Power
				0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,014,448

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	8.27%  (3)


12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IA


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 3,014,448 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 36,466,296 shares of Common Stock outstanding: 25,815,016 shares as of November 30, 2012, as reported on the Company's Form 10-K for the period ended September 30, 2012 as filed on December 4, 2012; plus 10,651,280 shares, as reported on the Company's Form 8-K as filed on December 21, 2012.
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CUSIP No.  928497304                  Schedule 13 G                Page 4 of 11


1 NAMES OF REPORTING PERSONS

	Alexander B. Washburn  (1)


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America


			5.  Sole Voting Power
				3,014,448  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				3,014,448  (2)

			8. Shared Dispositive Power
				0


9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,014,448

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	8.27%  (3)


12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 3,014,448 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 36,466,296 shares of Common Stock outstanding: 25,815,016 shares as of November 30, 2012, as reported on the Company's Form 10-K for the period ended September 30, 2012 as filed on December 4, 2012; plus 10,651,280 shares, as reported on the Company's Form 8-K as filed on December 21, 2012.

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CUSIP No.  928497304                  Schedule 13 G                Page 5 of 11


1 NAMES OF REPORTING PERSONS

	Daniel R. Baty  (1)


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America


			5.  Sole Voting Power
				3,014,448  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				3,014,448  (2)

			8. Shared Dispositive Power
				0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,014,448

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	8.27%  (3)


12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 3,014,448 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 36,466,296 shares of Common Stock outstanding: 25,815,016 shares as of November 30, 2012, as reported on the Company's Form 10-K for the period ended September 30, 2012 as filed on December 4, 2012; plus 10,651,280 shares, as reported on the Company's Form 8-K as filed on December 21, 2012.

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CUSIP No.  928497304                  Schedule 13 G                Page 6 of 11


1 NAMES OF REPORTING PERSONS

	Stanley L. Baty  (1)


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America


			5.  Sole Voting Power
				3,014,448  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				3,014,448  (2)

			8. Shared Dispositive Power
				0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,014,448

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	8.27% (3)


12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 3,014,448 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 36,466,296 shares of Common Stock outstanding: 25,815,016 shares as of November 30, 2012, as reported on the Company's Form 10-K for the period ended September 30, 2012 as filed on December 4, 2012; plus 10,651,280 shares, as reported on the Company's Form 8-K as filed on December 21, 2012.

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CUSIP No.  928497304                  Schedule 13 G                Page 7 of 11


1 NAMES OF REPORTING PERSONS

	Brandon D. Baty  (1)


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

	(a)   [ ]
	(b)   [X]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America


			5.  Sole Voting Power
				3,014,448  (2)

NUMBER OF SHARES		6.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		7.  Sole Dispositive Power
WITH				3,014,448  (2)

			8. Shared Dispositive Power
				0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,014,448

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	8.27%  (3)


12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN


(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 3,014,448 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 36,466,296 shares of Common Stock outstanding: 25,815,016 shares as of November 30, 2012, as reported on the Company's Form 10-K for the period ended September 30, 2012 as filed on December 4, 2012; plus 10,651,280 shares, as reported on the Company's Form 8-K as filed on December 21, 2012.

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CUSIP No.  928497304                  Schedule 13 G                Page 8 of 11


Item 1.
	(a) Name of Issuer:
		Vitesse Semiconductor Corporation (the "Company")


	(b) Address of Issuer's Principal Executive Offices:
		741 Calle Plano Drive, Camarillo, CA  93012


Item 2.
	(a) Name of Person Filing:
	This Schedule 13G is being filed by Columbia Pacific Opportunity Fund, L.P.,
	a Washington limited partnership (the "Fund"), Columbia Pacific Advisors LLC,
	a Washington limited liability company (the "Adviser"), Alexander B. Washburn,
	Daniel R. Baty, Stanley L. Baty and Brandon D. Baty (each a "Reporting Person"
	and collectively the "Reporting Persons").

	(b) Address of Principal Business Office or, if none, Residence: Same The business address of the Reporting Persons is:
	1910 Fairview Avenue East Suite 200, Seattle, WA 98102-3620.

	(c) Citizenship:
	The Fund is a Washington limited partnership; the Adviser is a Washington
	limited	liability company; Alexander B. Washburn, Daniel R. Baty,
	Stanley L. Baty and Brandon D. Baty are U.S. citizens.

	(d) Title of Class of Securities:
	Shares of Common Stock, par value $0.01 per share (the "Common Stock")

	(e) CUSIP Number:
		928497304


Item 3.	If this statement is filed pursuant to Sections 240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:

	(a) [ ] Broker or dealer registered under section 15 of the Act
		(15 U.S.C. 78o).

	(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e) [X] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)
		(for Columbia Pacific Advisors, LLC only);

	(f) [ ] An employee benefit plan or endowment fund in accordance with Section
		240.13d-1(b)(1)(ii)(F);

	(g) [X] A parent holding company or control person in accordance with Section
		240.13d-1(b)(1)(ii)(G)    (for Alexander B. Washburn, Daniel R. Baty,
		Stanley L. Baty and Brandon D. Baty only).

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CUSIP No.  928497304                  Schedule 13 G                Page 9 of 11

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment
		company under Section 3(c)(14) of the Investment Company Act of 1940
		(15 U.S.C. 80a-3);

	(j) [ ] A non-U.S. institution in accordance with Section
		240.13d-1(b)(1)(ii)(J).

	(k) [ ] Group, in accordance with Section 240.13d-1(b) (1)(ii)(K).
		If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution.



Item 4.	Ownership.

	As of the date hereof, the Reporting Persons may be deemed to beneficially own an aggregate of 3,014,448 shares of Common Stock, which constitutes 8.27% of the total number of shares of Common Stock outstanding as of December 31, 2012, as reported in the Company's Form 10-K for the period ended September 30, 2012 as filed on December 4, 2012; plus additional shares sold in a secondary offering, as reported on the Company's Form 8-K as filed on December 21, 2012.

       The Adviser has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 3,014,448 shares of Common Stock to which this filing relates. See also Items 5 through 8 of the cover pages to this Schedule 13G with respect to this Item 4. Mr. Washburn, Mr. D. Baty,
Mr. S. Baty and Mr. B. Baty serve as the managing members of the Adviser, which is primarily responsible for all investment decisions regarding the Fund's investment portfolio. The shares of Common Stock reported herein are held in the portfolio of the Fund. Each of the Reporting Persons disclaims beneficial ownership over the securities reported herein except to the extent of such Reporting Persons" pecuniary interest therein.

       Neither the present filing nor anything contained herein shall be construed as an admission that the Reporting Persons constitute a "group" for any purpose and the Reporting Persons expressly disclaim membership in a group.



Item 5.	Ownership of Five Percent or Less of a Class

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

     Instruction: Dissolution of a group requires a response to this item.



Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

       Each person for whom the Adviser acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock purchased or held pursuant to such arrangements.


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CUSIP No.  928497304                  Schedule 13 G               Page 10 of 11


Item 7.	Identification and Classification of the Subsidiary Which Acquired the
	Security Being Reported on by the Parent Holding Company

	Not applicable


Item 8.	Identification and Classification of Members of the Group

     	Not applicable


Item 9.	Notice of Dissolution of Group

     	Not applicable

Item 10. Certification

     By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with, or as a participant in, any transaction having that purpose or effect.

































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CUSIP No.  928497304                  Schedule 13 G               Page 11 of 11


				SIGNATURES
	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 18, 2013	COLUMBIA PACIFIC OPPORTUNITY FUND, L.P.  (1)

				/s/ Alexander B. Washburn
			By:  	Alexander B. Washburn
			Title: 	Managing Member of Columbia Pacific
				Advisors, LLC, its general partner



Dated:  January 18, 2013	COLUMBIA PACIFIC ADVISORS, LLC  (1)

				/s/ Alexander B. Washburn
			By:  	Alexander B. Washburn
			Title: 	Managing Member




Dated:  January 18, 2013	/s/ Alexander B. Washburn
				Alexander B. Washburn  (1)



Dated:  January 18, 2013	/s/ Daniel R. Baty
				Daniel R. Baty  (1)



Dated:  January 18, 2013	/s/ Stanley L. Baty
				Stanley L. Baty  (1)



Dated:  January 18, 2013	/s/ Brandon D. Baty
				Brandon D. Baty  (1)




(1)	This amendment is being filed jointly by Columbia Pacific Opportunity Fund,
L.P., Columbia Pacific Advisors LLC, Alexander B. Washburn, Daniel R. Baty,
Stanley L. Baty and Brandon D. Baty pursuant to the Joint Filing Agreement dated
November 8, 2010 and included with the initial Schedule 13G filed on November 8,
2010 (the "Joint Filing Agreement").  The Joint Filing Agreement is incorporated herein by reference.